FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2019 Results

(January 14, 2020) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2019 of $2,779,000, a $554,000, or 24.9% increase, from the $2,225,000 earned during the fourth quarter of 2018. Net income for the year ended December 31, 2019, was $11,395,000, a $1,646,000, or 16.9% increase, over the $9,749,000 earned in 2018. Basic and diluted earnings per share for the fourth quarter of 2019 were $0.49 compared to $0.39 for the same period in 2018. Year-to-date earnings per share were $2.01 in 2019 compared to $1.71 in 2018.

The Corporation’s net interest income (NII) increased by $345,000, or 3.9%, and $3,494,000, or 10.5%, for the three and twelve months ended December 31, 2019, compared to the same periods in 2018. The increase in NII primarily resulted from an increase in interest and fees on loans of $778,000, or 10.1%, and $5,352,000, or 19.1%, for the three and twelve months ended December 31, 2019, compared to the same periods in 2018. This increase was partially offset by an increase in interest expense of $449,000, or 50.7%, and $1,745,000, or 51.7%, for the three and twelve months ended December 31, 2019, compared to the same periods in 2018.

The Corporation recorded a credit to the provision for the allowance for loan losses of $70,000 in the fourth quarter of 2019, compared to provision expense of $190,000 for the fourth quarter of 2018, and provision expense of $770,000 for the year ended December 31, 2019, compared to $660,000 in 2018. The allowance as a percentage of total loans was 1.25% as of December 31, 2019 and December 31, 2018. The Corporation recorded a credit to the provision in the fourth quarter of 2019 primarily as a result of a reduction to specific reserves for impaired loans.

Gains on the sale of securities for the three months ended December 31, 2019, were $219,000, compared to losses of $317,000 for the three months ended December 31, 2018. For the year ended December 31, 2019, gains on securities transactions were $499,000, compared to losses of $291,000 in 2018, representing increases of $536,000 and $790,000, respectively. With market rates declining during 2019, management was able to sell securities at higher gains compared to the prior year.

Gains on the sale of mortgages increased by $66,000, or 13.2%, and $334,000, or 20.8%, for the three and twelve months ended December 31, 2019, compared to the prior year’s periods. Mortgage production was higher in 2019 compared to 2018, resulting in higher gains that were partially offset by lower valuations of new mortgage servicing assets due to the low interest rate environment.

Total operating expenses increased by $682,000, or 8.2%, and $1,187,000, or 3.7%, for the three and twelve months ended December 31, 2019, compared to the same periods in 2018. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $650,000, or 13.4%, and $792,000, or 3.9%, for the three and twelve months ended December 31, 2019, compared to the same periods in 2018. Benefit costs were higher for the three and twelve months ended December 31, 2019, primarily due to higher health insurance costs. Other operating expenses were higher for both periods, driven primarily by increases in debit card processing, software-related expenses, and outside services.

4

ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2019 were 0.95% and 9.58%, respectively, compared to 0.82% and 8.93% for the fourth quarter of 2018. For the year ended December 31, 2019, the Corporation’s annualized ROA was 1.01%, compared to 0.93% in 2018, while the ROE was 10.36%, compared to 9.94% in 2018.

As of December 31, 2019, the Corporation had total assets of $1.17 billion, up 6.7%; total stockholders’ equity of $116.7 million, up 13.5%; total deposits of $974.1 million, up 5.9%; and total loans of $753.6 million, up 8.6%, from the balances as of December 31, 2018.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

(more)

5

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2019	2018	Change

Securities	$314,805	$299,999	4.9%
Total loans	753,618	694,073	8.6%
Allowance for loan losses	9,447	8,666	9.0%
Total assets	1,171,750	1,097,842	6.7%
Deposits	974,088	919,734	5.9%
Total borrowings	78,072	73,256	6.6%
Stockholders' equity	116,688	102,802	13.5%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2019	2018	2019	2018

Net interest income	$9,188	$8,843	$36,618	$33,124
Provision (Credit) for Loan Losses	(70)	190	770	660
Noninterest income	3,057	2,242	11,306	11,037
Noninterest expense	9,006	8,324	33,633	32,446
Income before taxes	3,309	2,571	13,521	11,055
Provision for income taxes	530	346	2,126	1,306
Net Income	2,779	2,225	11,395	9,749

Per Share Data
Earnings per share	0.49	0.39	2.01	1.71
Dividends per share	0.160	0.145	0.620	0.575

Earnings Ratios
Returning on average assets (ROA)	0.95%	0.82%	1.01%	0.93%
Return on average stockholders equity (ROE)	9.58%	8.93%	10.36%	9.94%
Net Interest margin	3.45%	3.57%	3.53%	3.46%
Efficency ratio	73.82%	71.69%	69.82%	71.58%

(end)

6